Exhibit 99.1

                              ZKID NETWORK COMPANY

                     PROFORMA COMBINED FINANCIAL STATEMENTS

In January 2001, E.Kid Network.com, Inc. (Ekid) merged with East Coeur d'Alene Silver Mines, Inc. (East Coeur d'Alene) as a reverse acquisition where Ekid will continue as the operating company and will be the surviving entity for accounting purposes. The continuing company will be known as Zkid Network Company (Zkid). Subsequent to this merger, in April 2001, the registrant (Quadric Acquisition Corporation) was acquired as part of the plans of the continuing company through a section 12(g)3 merger, wherein Quadric's shareholders received stock in Zkid, the continuing company, and Zkid became the reporting registrant.

The following proforma combined financial statements reflect the acquisition of 100% of the common stock of E.Kid Network.com, Inc., the operating company to be known as Zkid, by the registrant as of December 31, 2000 and March 31, 2001. The transaction involves the exchange of 15,000,000 common shares and 1,000,000 preferred shares for 3,000 common shares of Zkid, which were issued and outstanding. This transaction between Ekid and East Coeur d'Alene precedes the transaction in which the registrant was acquired.

The proforma financial statements have been prepared utilizing the historical financial statements of Zkid Network Company (formerly known as East Coeur d'Alene Silver Mines, Inc.) and E.Kid Network.com, Inc. and should be read in conjunction with the separate historical financial statements and notes thereto of these companies for the respective periods presented. The acquisition of Quadric, the registrant, is accounted for as a financing transaction in the proforma financial information.

The proforma financial information is based on the purchase method of accounting. The proforma combined statements of operations assume the acquisition of Ekid had occurred at the beginning of the period presented in the statements. All inter-company accounts and transactions have been eliminated.

The proforma combined financial statements do not purport to be indicative of the financial positions and results of operations which actually would have been obtained if the acquisition had occurred on the date indicated or the results which may be obtained in the future. The purpose of the proforma financial statements is to report the effect of the subsequent mergers and acquisitions and the effect upon the reporting history of the registrant.